Exhibit 99.1

70 E. Long Lake Rd. Bloomfield Hills, MI 48304 www.agreerealty.com

FOR IMMEDIATE RELEASE

Agree Realty Provides Rent Collections Update

Provides Initial June Rent Collections and Update on April & May Rent Collections

Bloomfield Hills, MI, June 22, 2020 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced its progress on June rent collections and provided an update on April and May rent collections.

As of June 22, 2020, the Company has received June rent payments from 88% of its portfolio and entered into June deferral agreements with tenants representing 5% of June rents. The Company has received April and May rent payments from 91% and 88% of its portfolio, respectively.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. As of March 31, 2020, the Company owned and operated a portfolio of 868 properties, located in 46 states and containing approximately 16.3 million square feet of gross leasable area. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol “ADC”. For additional information, please visit www.agreerealty.com.

###

Contact:

Clay Thelen

Chief Financial Officer

Agree Realty Corporation

(248) 737-4190